Exhibit 4.1

Terms and Conditions

TERMS AND CONDITIONS RELATING TO TOKEN SALE

Last updated: 15 November 2017

PLEASE READ THESE TERMS AND CONDITIONS (“T&Cs”) CAREFULLY. BY MAKING A CONTRIBUTION TO BLOOM LIMITED FOR THE PURCHASE OF BLOOM TOKENS (“BLT”) DURING THE TOKEN SALE, YOU WILL BE BOUND BY THESE T&Cs AND ALL TERMS INCORPORATED HEREIN BY REFERENCE.

BY ACCEPTING THESE T&CS, YOU WILL BE ENTERING INTO A BINDING AGREEMENT WITH BLOOM LIMITED. THESE T&Cs CONTAIN PROVISIONS WHICH AFFECT YOUR LEGAL RIGHTS. NOTE THAT CLAUSE 19 CONTAINS A BINDING ARBITRATION CLAUSE. IF YOU DO NOT AGREE TO THESE T&Cs, DO NOT MAKE A CONTRIBUTION FOR THE PURCHASE OF BLT AND NAVIGATE AWAY FROM THE TOKEN SALE WEBSITE.

PARTIES TO THESE T&Cs

Bloom Limited is a company incorporated and registered in Gibraltar with registration number 116173 and is the creator of its own proprietary token known as the ‘Bloom Token’ (“BLT”) under these T&Cs (the “Company”) and references in these T&Cs to “Bloom” “Company”, “we”, “our” or “us” shall be to Bloom Limited and its respective successors in interests and assigns.

References in these T&Cs to “Contributor”, “your” or “you” are to the person/entity who accepts these T&Cs and agrees to and makes a contribution to the Company as set out in and on the terms of these T&Cs. You, personally, and the Company shall together be referred to as the “Parties” and references to a “Party” shall be to the relevant one of them as the context requires.

BLOOM PLATFORM

Bloom is a decentralized credit scoring platform (the “Bloom Platform”). The aim of Bloom is to use the power of blockchain technology to facilitate on-demand, secure, global access to credit services. The Bloom Platform will allow both traditional fiat lenders and digital asset lenders to issue compliant loans on the blockchain while increasing competition to lower fees and improve borrower experience at every layer of the credit issuance process, as well as extend credit to individuals and institutions operating in markets with underdeveloped or immature credit infrastructure, national identities or banking systems, without taking on additional risk. Additionally, the Bloom Platform will provide identity attestation and credit scoring for borrowers within a decentralized credit registry where users can vouch for a user’s identity and/or creditworthiness in a process known as ‘staking’ (which can be on a ‘peer-to-peer staking’ basis or ‘organizational staking’). Further, community engagement on the platform through participation in the accreditation processes will be rewarded with BLT. For a more detailed description of the proposed Bloom Platform, please refer to:

a)	the Bloom website at https://hellobloom.io;

b)	the Bloom Whitepaper (a copy of which can be found at: https://helloloom.io/whitepaper.pdf); and

c)	the Bloom FAQ (a copy of which can be found at: https://hellobloom.io/faq).

d)	the Bloom video (a copy of which can be found at: https://www.youtube.com/watch?v=ntNKcBlw9FU)

(collectively referred to as the “Project Documentation”)

The information contained in the Bloom Whitepaper and on the Bloom website are of descriptive nature only, are not binding and do not form part of these T&Cs

If you have any questions relating to these T&Cs, please contact us at team@hellobloom.io

YOU AND COMPANY HEREBY AGREE AS FOLLOWS:

1	Scope of T&Cs

1.1	Save as otherwise set out in these T&Cs, these T&Cs (including any terms incorporated herein by reference) govern only your contribution to the Company for the purchase of BLT during the Contribution Period (as such terms are defined in clauses 3.1 and 2 below).

1.2	Any potential future use of BLT in connection with the provision or receipt of services on the Bloom Platform, shall be subject to and governed by such other applicable terms, conditions and policies relating to the use of the Bloom Platform (the “Platform Terms”). Such Platform Terms will be made available to Bloom Platform users, if and when the Bloom Platform is successfully developed and deployed.

2	Contribution Period

2.1	Contributions may be made during a defined period of time (“Contribution Period”). The Contribution Period shall commence on 30 November 2017 at approximately 9:00 A.M. Pacific Time and shall end on the earlier of (i) 30 December 2017 at approximately 9:00 A.M. Pacific Time; or (ii) such other time as Company posts a notice of conclusion of the Token Sale on the Token Sale website (the “Completion Conditions”).

2.2	Contributor shall be required to check the Token Sale website in order to ensure that any contribution is made prior to the conclusion of the Contribution Period. Contributors who send their contribution following the conclusion of the Contribution Period as notified by Company under this clause 2, risk losing their entire contribution and we shall not be responsible or liable for recovering or returning any such contributions to the Contributor nor shall we be responsible or liable for any losses incurred by the Contributor in this respect.

3	Creation and issue of BLT through the Smart Contract System

3.1	Company has deployed a smart contract system (the “Smart Contract System”) on the Ethereum blockchain for the purposes of creating BLT and issuing such BLT to the Contributor’s Ethereum wallet. BLT shall be based on the ERC20 token standard and is intended to have the functionality set out in Schedule 1.

3.2	The Smart Contract System shall be made available to receive contributions during the Contribution Period.

3.3	The maximum number of BLT available during the Contribution Period shall be 75,000,000 BLT.

3.4	Following the satisfaction of either of the Completion Conditions described at clause 2.1, any BLT not sold from the amount allocated to the Token Sale described at clause 3.3 will be retained by the Company.

3.5	The total number of BLT created by the Company shall be 150,000,000 BLT (the “Token Supply”) of which:

a)	75,000,000 BLT shall be available during the Contribution Period

b)	30,000,000 BLT shall be retained by the Company.

c)	45,000,000 BLT will be distributed between founders, advisors, and/or employees, subject to their respective vesting schedules as may be agreed between the Company and a relevant founder, advisor and/or employee.

4	Method of Contribution

4.1	You may contribute to Company during the Token Sale in Ether (“ETH”) in accordance with clause 4.2, provided that the minimum amount that you may contribute under these T&Cs shall be 0.05 ETH. The creation and issue of BLT shall be initiated by the Contributor transferring an amount of ETH (the “Contribution Amount”) during the Contribution Period in the manner described in this clause 4.

4.2	Contributions to be made in ETH must be sent from an Ethereum wallet in respect of which you can identify your private key and shall be sent exclusively to the Smart Contract System’s address specified on the Token Sale website in accordance with this clause 4.2. Your ETH address shall be required to verify your contribution to Company and to enable Company to issue BLT to you through the Smart Contract System (as further described in clause 3).

4.3	To the extent that any third-party website, service or smart-contract offers to receive contributions and issue BLT or facilitates the allocation or transfer of BLT in any way during the Contribution Period, such third-party websites or services are, unless expressly set out in these T&Cs or mentioned on the Bloom Platform’s website, not authorised by Company nor do they have any legal or commercial relationship in any way with Company, the Bloom Platform or BLT.

4.4	In order to receive BLT, Contributors must have an Ethereum wallet that supports the ERC20 token standard (in other words the Contributor’s Ethereum wallet must possess technical infrastructure that is compatible with the receipt, storage and transfer of BLT, being tokens that are created based on the ERC20 token standard). The Company reserves the right to prescribe additional conditions relating to the specific wallet requirements at any time acting in its sole and absolute discretion.

4.5	Subject to compliance with the foregoing provisions of this clause 4, delivery of BLT to the Contributor’s Ethereum address shall be made automatically by the Smart Contract System on or around the expiry of the Contribution Period, subject to

a)	mining risks as identified in these T&Cs; and

b)	ordinary blockchain waiting periods for ERC20 tokens on the Ethereum Blockchain,

provided that where it is not possible to deliver BLT to the Contributor’s Ethereum wallet address within the timeframes envisaged by this clause 4.5the Company shall exercise reasonable endeavours to procure that delivery shall be made within a reasonable time after the expiry of the Contribution Period.

5	BLT Price

5.1	In order to calculate the BLT to be allocated following a contribution, Company shall use the following allocation methods in this clause 6.

5.2	The price per BLT will be denominated in US Dollars (“USD”), and the base price of BLT shall be 0.67 USD = 1 BLT

5.3	For contributions received in ETH, the BLT to be allocated to the Contributor by the Company shall be calculated automatically by the Smart Contract System which shall perform the calculation by:

a)	obtaining the daily average market price of 1 ETH in USD from https://www.gdax.com (and where no rate is made available from https://www.gdax.com the Company shall amend the Smart Contract System and set a rate in its sole discretion based on an average rate of exchange from three or more crypto-currency exchanges) for the previous day to the day in which the Contribution Amount received in ETH is received by the Company (the “Ether Rate”);

b)	dividing the Contribution Amount received in ETH by the Ether Rate to in order to work out the US dollar equivalent received (the “USD/ETH Equivalent”);

c)	dividing the USD/ETH Equivalent by 0.67 in order to determine the BLT to be allocated (the “BLT Allocation”);

d)	rounding to eighteen decimal places in cases where the BLT Allocation is a fraction of a whole number.

5.4	Company shall not be responsible or liable for any losses which may be suffered by the Contributor as a result of the conversion methodology outlined at clause 5.3, nor shall we be liable for any errors in the rates of exchange published on https://www.gdax.com or by any crypto-currency exchange from which we may obtain exchange rates pursuant to such conversion methodologies.

6	Refusals, Suspension and Termination of Contributions

6.1	Company has imposed a minimum aggregate contribution target equivalent to 5,000,000 USD (the “Minimum Target”). If on conclusion of the Contribution Period, the aggregate sum of all contributions received by Company is less than the Minimum Target, Company shall, within a reasonable period of time, exercise reasonable endeavours to procure that contributions are returned to all contributors, including the Contributor.

6.2	Company reserves the right to refuse or reject any contributions made at any time in our sole and absolute discretion. To the extent that we refuse or reject a contribution, we will exercise reasonable endeavours to procure that the contribution is returned to the Contributor to the Ethereum wallet from which the contribution was made (as the case may be), however, we do not warrant, represent or offer any assurances that we will successfully be able to recover and/or return any such contributions, and in any event you accept that any return of your contribution will be net of any mining fees applied at the time the contribution is made and thereafter until returned (if so returned).

6.3	Subject to clause 6.1 and 6.2 and except to the extent required by applicable law, all contributions received by Company under these T&Cs are final and Contributor shall not be entitled to claim any refund or reimbursement of contributions from Company, and shall have no rights or interests in any amounts so contributed.

6.4	At any time prior to satisfaction of the Completion Conditions, Company may either temporarily suspend or permanently abort the Token Sale for security reasons. Any suspension or abort of the Token Sale shall be deemed to commence from the moment that Company publishes a notice to that effect on its website.

6.5	During any period of suspension or in the event that the Contribution Period is aborted, the Smart Contract System will no longer be able to receive and accept contributions, create BLT and/or issue BLT to Contributors. Contributors who send us contributions (after we publish a notice that the Token Sale has been suspended or aborted in accordance with clause 6.4) risk losing their entire contribution and we shall not be responsible or liable for recovering or returning any such contributions to the Contributor nor shall we be responsible or liable for any losses incurred by the Contributor in this respect. Contributors are therefore strongly advised to check our website before sending a contribution to the Smart Contract System.

7	Token Functionality

7.1	Ownership of BLT carries no rights, whether express or implied, other than a limited potential future right or expectation to use and interact with the Bloom Platform as may be made available from time to time, (as further described in Schedule 1), if and to the extent the Bloom Platform is successfully developed and deployed. Any potential future right or expectation relating to the provision and receipt of services on the Bloom Platform shall be subject to any restrictions and limitations set out in these T&Cs and/or the Platform Terms (as applicable).

7.2	You acknowledge and accept that BLT do not represent or constitute:

a)	any ownership right or stake, share, equity, security, commodity, bond, debt instrument or any other financial instrument or investment carrying equivalent rights;

b)	any right to receive future revenues, shares or any other form of participation or governance right from, in or relating to Company, and/or the Bloom Platform ;

c)	any form of money or legal tender in any jurisdiction, nor do they constitute any representation of money (including electronic money); or

d)	the provision of any goods and/or services as at the date that these T&Cs form a binding agreement between the Parties.

7.3	Protections offered by applicable law in relation to the acquisition, storage, sale and/or transfer of the instruments and/or investments of the types referred to in the sub-clauses of clause 7.2 shall not apply to any contribution made under these T&Cs for the acquisition of BLT or to your storage, sale and/or transfer of BLT.

7.4	The Company makes no warranties or representations and offers no assurances (in each case whether express or implied) that BLT shall confer any actual and/or exercisable rights of use, functionality, features, purpose or attributes in connection with the Bloom Platform, as well as any warranties of title or implied warranties of merchantability of fitness for a particular use with respect to the BLT or their functionality, or with respect to the Bloom Platform. The Contributor understands, acknowledges and agrees that, the Company makes no representations or warranties that BLT shall confer any actual or exercisable rights of use, functionality, features, purpose or attributes in connection with the Bloom Platform. As a result, the Contributor acknowledges and understands that the Contributor may never receive delivery of BLT and may lose the entire amount of the contribution made to the Company.

8	Contributor’s Representations and Warranties

8.1	By participating in the Token Sale and sending a contribution to the Company, you hereby represent and warrant the matters set out in Schedule 2 of these T&Cs.

9	Risks

You acknowledge and agree that sending a contribution to the Company, the creation and issue of BLT and the Company’s efforts to promote use of the Bloom Platform, including without limitation development and deployment thereof, carries significant financial, regulatory and reputational risks, including but not limited to those set out in Schedule 3 of these T&Cs.

BY MAKING A CONTRIBUTION TO COMPANY AND ACCEPTING THESE T&Cs YOU EXPRESSLY AND FINALLY ACKNOWLEDGE, ACCEPT AND ASSUME ALL THESE RISKS SET OUT IN SCHEDULE 3.

10	Audit of the Smart Contract System

10.1	Company shall exercise reasonable endeavours to have the Smart Contract System audited and approved by technical experts with regard to both accuracy and security of the underlying code.

10.2	Notwithstanding clause 10.1, smart contract technology is still in an early stage of development and its application is currently of an experimental nature, which carries significant operational, technological, financial, regulatory and reputational risks. Accordingly, whilst any audit conducted shall raise the level of security and accuracy of the Smart Contract System, you acknowledge, understand and accept that the audit does not amount to any form of warranty, representation or assurance (in each case whether express or implied) that the Smart Contract System and BLT are fit for a particular purpose or that they are free from any defects, weaknesses, vulnerabilities, viruses or bugs which could cause, inter alia, the complete loss of ETH contributions, and/or BLT.

11	Security

You are responsible for implementing all reasonable and appropriate measures for securing the wallet, vault or other storage mechanism you use to send a contribution to Company and to receive and store BLT that are issued to you by the Smart Contract System, including any requisite private key(s) or other credentials necessary to access such storage mechanism(s). If your private key(s) or other access credentials are lost, you may lose access to your BLT. Company shall not be responsible for any security measures relating to your receipt, possession, storage, transfer or potential future use of BLT nor shall we be under any obligation to recover or return any BLT and we hereby exclude (to the fullest extent permitted under applicable law) any and all liability for any security breaches or other acts or omissions which result in your loss of (including your loss of access to) BLT issued to you during the Token Sale.

12	Right to Request Information

12.1	Before you are able to make a contribution to the Company or at any time after making a contribution, we may (in our sole and absolute discretion):

a)	request you to provide certain information and documentation for the purposes of complying with any “know your customer” or similar obligations to which we may be subject; and

b)	determine that it is necessary to obtain certain other information about you in order to comply with applicable laws and regulations in connection with the creation and issue of BLT to you.

12.2	You agree that you shall, promptly upon the Company’s request, supply such information and documentation as may be reasonably requested by us pursuant to clause 12.1 in order for us to:

a)	carry out, to our satisfaction, all necessary “know your customer” and other similar checks which we may be obliged to perform; and

b)	ensure, to our satisfaction, that we have complied with all applicable laws and regulations in connection with the creation and issue of BLT to you as contemplated by these T&Cs.

12.3	You acknowledge and accept that we may refuse or reject any contributions for the purchase of BLT until you provide all information and documentation that we may request under this clause 12 and we have determined that it is permissible to create and issue BLT to you under applicable law.

13	Anti-Money Laundering, Economic Sanctions, Anti-Bribery And Anti-Boycott

13.1	Identity of the Contributor and Beneficial Owners. Neither the Contributor, nor any of its affiliates or direct or indirect beneficial owners; (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), nor are they otherwise a party with which the Company is prohibited to deal under the laws of the United States; (ii) is a person identified as a terrorist organization on any other relevant lists maintained by governmental authorities; or (iii) unless otherwise disclosed in writing to the Company prior to the date of this Agreement, is a senior foreign political figure, or any immediate family member or close associate of a senior foreign political figure. The Contributor further represents and warrants that the Contributor: (i) has conducted thorough due diligence with respect to all of its beneficial owners; (ii) has established the identities of all direct and indirect beneficial owners and the source of each beneficial funds; and (iii) will retain evidence of those identities, any source of funds and any due diligence.

13.2	Source and Use of Funds. The Contributor represents, warrants and agrees that:

a)	no payment or other transfer of value to the Company and no payment or other transfer of value to the Contributor shall cause the Company to be in violation of applicable U.S. federal or state or non-U.S. laws or regulations, including, without limitation, anti-money laundering, economic sanctions, anti-bribery or anti-boycott laws or regulations, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the various statutes, regulations and executive orders administered by OFAC (“OFAC Regulations”).

b)	no payment or other transfer of value to the Company is or will be derived from, pledged for the benefit of, or related in any way to, (i) the government of any country designated by the U.S. Secretary of State as a country supporting international terrorism, (ii) property that is blocked under any OFAC Regulations or that would be blocked under OFAC Regulations if it were in the custody of a U.S. national, (iii) persons to whom U.S. nationals cannot lawfully export services, or with whom U.S. nationals cannot lawfully engage in transactions under OFAC Regulations, (iv) the government of any country that has been designated as a non-cooperative country or designated by the U.S. Secretary of the Treasury as a money laundering or (v) directly or indirectly, any illegal activities. The Contributor acknowledges that, pursuant to anti-money laundering laws and regulations, the Company may be required to collect documentation verifying the identity and the source of funds used to acquire a Token before, and from time to time after, the date of this Agreement.

c)	all payments or other transfer of value to the Company by the Contributor will be made through an account (or virtual currency public address whose associated balance, either directly or indirectly, has been funded by such an account) located in a jurisdiction that does not appear on the list of boycotted countries published by the U.S. Department of Treasury pursuant to § 999(a)(3) of the Internal Revenue Code as in effect at the time of the payment or other transfer of value. In the event that the Contributor is, receives deposits from, makes payments to or conducts transactions relating to a non-U.S. banking institution (a “Non-U.S. Bank”) in connection with the acquisition of Tokens, the Non-U.S. Bank: (1) has a fixed address, other than an electronic address or a post office box, in a country in which it is authorized to conduct banking activities, (2) employs one or more individuals on a full-time basis, (3) maintains operating records related to its banking activities, (4) is subject to inspection by the banking authority that licensed it to conduct banking activities and (5) does not provide banking services to any other Non-U.S. Bank that does not have a physical presence in any country and that is not a registered affiliate.

13.3	Additional Information. The Contributor will provide to the Company at any time during the existence of the Company any information that the Company determines to be necessary or appropriate (i) to comply with the anti-money laundering laws, anti-terrorism laws, rules and regulations and or any similar laws and regulations of any applicable jurisdiction and (ii) to respond to requests for information concerning the identity and or source of funds of the Contributor from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update that information. The Contributor understands and acknowledges that the Company may be required to report any action or failure to comply with information requests and to disclose the identity to governmental authorities, self-regulatory organizations and financial institutions, in certain circumstances without notifying the Contributor that the information has been so provided. Any report and/or disclosure made under these circumstances shall not be treated as a breach of the Confidential Information provisions of Article 7. The Contributor further understand and agrees that any failure on its part to comply with this Section 5.3 would allow the Company to terminate the Agreement and require the forfeiture of any Tokens previously delivered to the Contributor.

13.4	Filing of Suspicious Activity Reports. The Contributor acknowledges and agrees that the Company, in complying with anti-money laundering statutes, regulations and goals, may file voluntarily or as required by law, a suspicious activity report (“SAR”) or any other information with governmental and law enforcement agencies that identify transactions and activities that the Company reasonably determine to be suspicious, or is otherwise required by law. The Contributor acknowledges that the Company is prohibited by law from disclosing to third parties, including the Contributor, any SAR filing itself or the fact that a SAR has been filed.

13.5	Voluntary Compliance. The Contributor understands and agrees that the Company is not obligated to comply with any U.S. anti-money laundering requirements, but has chosen to voluntarily comply with such requirements as the Company has deemed appropriate in its sole discretion. The Contributor agrees to cooperate with the Company as may be required in the reasonable opinion of the Company in connection with such compliance.

14	Indemnity

14.1	Contributor Indemnification. To the fullest extent permitted by applicable law, the Contributor will indemnify, defend and hold harmless the Company and Company’s employees, officers, directors, contractors, consultants, shareholders, suppliers, vendors, service providers, parent companies, subsidiaries, affiliates, agents, representatives, predecessors, successors and assigns (the “Company Indemnified Parties”) from and against all actual or threatened claims, lawsuits, damages, awards, judgments, losses, investigations (whether formal or informal), liabilities, obligations, penalties, interest, fees, expenses (including, without limitation, reasonable attorneys’ fees and expenses) and costs (including, without limitation, court costs, costs of settlement and costs of pursuing indemnification and insurance), of every kind and nature whatsoever, whether claimed by the Indemnified parties or third parties including governmental authorities, and whether known or unknown, foreseen or unforeseen, matured or unmatured, or suspected or unsuspected, in law or equity, whether in tort, contract or otherwise (collectively, “Claims”) arising from or relating to (i) the Contributor’s acquisition or use of Tokens under this Agreement; (i) the performance or non-performance of the Contributor’s responsibilities or obligations under this Agreement; (iii) the Contributor’s breach of this Agreement; (iv) any inaccuracy in any representation or warranty of the Contributor; (v) the Contributor’s violation of any rights (including, but not limited to, intellectual property rights) of any other person or entity or (vi) any act or omission of the Contributor that is negligent, unlawful or constitutes willful misconduct. This foregoing indemnity is in addition to, and not in lieu of, any other remedies that may be available to the Company Parties under applicable law.

14.2	Limitation of Liability. To the fullest extent permitted by applicable law, the Contributor disclaims any right of action against any Company Indemnified Party that would give rise to any liability whatsoever on the part of any Company Indemnified Party as a result of (i) the inability of the Contributor to use the Tokens or the Platform, including as a result of any termination or suspension of the Platform, power outages, maintenance, defects, system failures or other interruptions, (ii) the cost of procurement of substitute goods or services, (iii) any investments, expenditures or commitments made by the Contributor in connection with this Agreement or the use by the Contributor of the Platform or (iv) any unauthorized access to, or alteration of, or the deletion, destruction, damage, loss or failure to store any data, including records, private key or other credentials, associated with any Tokens. In no circumstances shall a Company Indemnified Party be liable to the Contributor (whether in contract, tort, breach of statutory duty, restitution or otherwise) for any of the following types of losses:

a)	any loss of profits, loss of business, loss of revenue or income, loss of contract, loss or depletion of goodwill or business opportunity, loss of anticipated savings or like loss; and

b)	incidental, indirect, consequential, special or punitive losses and damages,

in each case regardless of the cause of action, whether the Company Indemnified Party was advised of the possibility of such losses arising or whether such losses were foreseeable.

14.3	Damages. Notwithstanding anything in clause 14.2 to the contrary, (i) the limitations and exclusions of liability set forth in clause 14.2 shall not limit or exclude liability for the gross negligence, fraud or intentional, or willful misconduct of any Company Indemnified Party and (ii) the maximum joint liability of the Company Indemnified Parties in the aggregate to the Contributor under or in connection with this Agreement shall not exceed the Contribution Amount.

15	Intellectual Property

15.1	In this clause 15, “Company’s IP Rights” means in relation to the Company, the BLT, the Token Sale, the Bloom Platform and the Company’s website, all: (i) patents, inventions, designs, copyright and related rights, database rights, knowhow and confidential information, trademarks and related goodwill, trade names (whether registered or unregistered), and rights to apply for registration; (ii) all other rights of a similar nature or having an equivalent effect anywhere in the world which currently exist or are recognised in the future; and (iii) all applications, extensions and renewals in relation to any such rights.

15.2	Except as expressly set out in these T&Cs, you are not entitled, for any purpose, to any of the Company’s IP Rights. We shall at all times retain ownership, including all rights, title and interests in and to the Company’s IP Rights and you understand and accept that by making a contribution for the purchase of BLT pursuant to these T&Cs you shall not:

a)	acquire or otherwise be entitled to any Company’s IP Rights;

b)	make a claim in respect of any Company’s IP Rights or any other equivalent rights; or

c)	use, attempt to use, copy, imitate or modify (whether in whole or in part) any Company’s IP Rights, except with our prior written consent.

16	Disclaimers

16.1	To the fullest extent permitted by applicable law and except as otherwise specified in writing by us:

a)	BLT are sold on an “as is” and “as available” basis, without any warranties or representations of any kind, and we expressly disclaim all warranties and representations relating to the BLT (whether express or implied), including, without limitation, any implied warranties of merchantability, fitness for a particular purpose, title and non-infringement;

b)	we do not represent or warrant that BLT are reliable, current or defect-free, meet your requirements, or that any defects will be corrected; and

c)	we cannot and do not represent or warrant that BLT or the delivery mechanism for BLT are free of viruses or other harmful components.

16.2	Neither these T&Cs nor the Project Documentation constitute a prospectus or offering document, and are not an offer to sell, nor the solicitation of an offer to buy any investment or financial instrument in any jurisdiction. BLT should not be acquired for speculative or investment purposes with the expectation of making a profit on immediate or future re-sale.

16.3	No regulatory authority has examined or approved of any of the information set out in these T&Cs and/or the Project Documentation. No such action has been or will be taken under the laws, regulatory requirements or rules of any jurisdiction. The publication, distribution or dissemination of these T&Cs and/or the Project Documentation does not imply that applicable laws, regulatory requirements or rules have been complied with.

17	Limitation of Liability

17.1	To the fullest extent permitted by applicable law, in no circumstances shall:

a)	Company or any of the Company Indemnified Parties be liable for any direct, indirect, special, incidental or consequential loss of any kind (including, but not limited to, loss of revenue, income, business or profits, loss of contract or depletion of goodwill, loss of anticipated savings, loss of use or data, or damages for business interruption or any like loss) arising out of or in any way related to the acquisition, storage, transfer or use of BLT or otherwise related to these T&Cs, regardless of the cause of action, whether based in contract, tort (including negligence), breach of statutory duty, restitution or any other legal or equitable basis (even if Company or any of the Company Indemnified Parties have been advised of the possibility of such losses and regardless of whether such losses were foreseeable); and

b)	the aggregate liability of Company and the Company Indemnified Parties (jointly), whether in contract, tort (including negligence), breach of statutory duty, restitution or any other legal or equitable basis, arising out of or relating to these T&Cs or the use of or inability to use BLT, exceed the amount of your contribution.

17.2	The limitations and exclusions of liability set out in clause 17.1 shall not limit or exclude liability for the gross negligence, fraud or intentional, or wilful misconduct of any Company Indemnified Party, nor shall it limit or exclude any losses for which, as a matter of applicable law, it would be unlawful to limit or exclude liability.

18	Taxation

18.1	You are solely responsible for determining whether your contribution to Company for the purposes described hereunder, the transfer of ETH, the creation, ownership, use, sale, transfer or liquidation of BLT, the potential appreciation or depreciation in the value of BLT over time (if any), the allocation of BLT and/or any other action or transaction contemplated by these T&Cs or related to the Bloom Platform will give rise to any tax implications on your part.

18.2	You are also solely responsible for withholding, collecting, reporting, paying, settling and/or remitting any and all taxes to the appropriate tax authorities in such jurisdiction(s) in which you may be liable to pay tax. Company shall not be responsible for withholding, collecting, reporting, paying, settling and/or remitting any taxes (including, but not limited to, any income, capital gains, sales, value added or similar tax) which may arise from your contribution and acquisition of BLT under or in connection with these T&Cs.

18.3	You agree not to hold Company or any of the Company Indemnified Parties liable for any tax liability associated with or arising from the creation, ownership, use or liquidation of BLT or any other action or transaction related to the Bloom Platform.

19	Dispute Resolution by Arbitration

PLEASE READ THE FOLLOWING CLAUSE CAREFULLY BECAUSE IT CONTAINS CERTAIN PROVISIONS, SUCH AS A BINDING ARBITRATION CLAUSE AND CLASS ACTION WAIVER, WHICH AFFECT YOUR LEGAL RIGHTS. THIS CLAUSE REQUIRES YOU TO ARBITRATE CERTAIN DISPUTES AND CLAIMS WITH BLOOM AND LIMITS THE MANNER IN WHICH YOU CAN SEEK RELIEF FROM US.

19.1	Binding Arbitration. Except for any disputes, claims, suits, actions, causes of action, demands or proceedings (collectively, “Disputes”) in which either Party seeks injunctive or other equitable relief for the alleged unlawful use of intellectual property, including, without limitation, copyrights, trademarks, trade names, logos, trade secrets or patents, you and Company (i) waive your and Company’s respective rights to have any and all Disputes arising from or related to these T&Cs resolved in a court, and (ii) waive your and Company’s respective rights to a jury trial. Instead, you and Company agree to arbitrate Disputes through binding arbitration (which is the referral of a Dispute to one or more persons charged with reviewing the Dispute and making a final and binding determination to resolve it instead of having the Dispute decided by a judge or jury in court).

19.2	No Class Arbitrations, Class Actions or Representative Actions. Any Dispute arising out of or related to these T&Cs is personal to you and Company and will be resolved solely through individual arbitration and will not be brought as a class arbitration, class action or any other type of representative proceeding. There will be no class arbitration or arbitration in which an individual attempts to resolve a Dispute as a representative of another person or group of persons. Further, a Dispute cannot be brought as a class or other type of representative action, whether within or outside of arbitration, or on behalf of any other individual or group of individuals.

19.3	Arbitration Rules. The enforceability of this clause 19 will be both substantively and procedurally governed by and construed and enforced in accordance with the International Chamber of Commerce Rules of Arbitration, to the maximum extent permitted by applicable law.

19.4	Notice; Informal Dispute Resolution. Each Party will notify the other Party in writing of any Dispute within thirty (30) days of the date it arises, so that the Parties can attempt in good faith to resolve the Dispute informally. Notice to Company shall be sent by e-mail to [team@hellobloom.io]. Notice to you shall be sent to any address you provide to us in writing in a notice. Your notice must include (i) your name, postal address, email address and telephone number, (ii) a description in reasonable detail of the nature or basis of the Dispute, and (iii) the specific relief that you are seeking. If you and Company cannot agree how to resolve the Dispute within thirty (30) days after the date that the notice is received by the applicable Party, then either you or Company may, as appropriate and in accordance with this clause 19, commence an arbitration proceeding or, to the extent specifically provided for in clause 19.1, file a claim in court.

19.5	Process. Any arbitration will occur in Gibraltar. The arbitration will be conducted confidentially by a single arbitrator appointed by the Gibraltar Chamber of Commerce in accordance with the rules of the International Chamber of Commerce Rules of Arbitration, which are hereby incorporated by reference. The courts located in Gibraltar will have exclusive jurisdiction over any appeals and the enforcement of an arbitration decision.

19.6	Authority of Arbitrator. These T&Cs, the applicable International Chamber of Commerce Rules of Arbitration and the arbitrator will have (i) the exclusive authority and jurisdiction to make all procedural and substantive decisions regarding a Dispute, including the determination of whether a Dispute is arbitrable, and (ii) the authority to grant any remedy that would otherwise be available in court, provided, however, that the arbitrator does not have the authority to conduct a class arbitration or a representative or class action, which is prohibited by these T&Cs. The arbitrator may only conduct an individual arbitration and may not consolidate more than one individual’s claims, preside over any type of class or representative proceeding or preside over any proceeding involving more than one individual.

19.7	Arbitration Rules. The International Chamber of Commerce Rules of Arbitration and additional information about International Chamber of Commerce are available at https://iccwbo.org/dispute-resolution-services/arbitration/rules-of-arbitration. By agreeing to be bound by these T&Cs, you either (i) acknowledge and agree that you have read and understand the International Chamber of Commerce Rules of Arbitration, or (ii) waive your opportunity to read the International Chamber of Commerce Rules of Arbitration and any claim that the International Chamber of Commerce Rules of Arbitration are unfair or should not apply for any reason.

19.8	Severability of Dispute Resolution and Arbitration Provisions. If any term, clause or provision of this clause 19 is held invalid or unenforceable, it will be so held to the minimum extent applicable and required by law, and all other terms, clauses and provisions of this clause 19 will remain valid and enforceable. Further, the waivers set forth in clause 19.2 above are severable from the other provisions of these T&Cs and will remain valid and enforceable, except as prohibited by applicable law.

20	Miscellaneous

20.1	The Contributor understands and accepts that the network of miners will ultimately be in control of the Smart Contract System and that a majority of these miners could agree at any point to make changes to the official Smart Contract System and to run a new version of the Smart Contract System. Such a scenario could lead to BLT losing intrinsic value.

20.2	We may amend these T&Cs from time to time, including where there are changes to the intended functionality of BLT or as may be otherwise required by any laws or regulatory requirements to which we are subject. If we make any amendments to these T&Cs, we will publish a notice together with the updated T&Cs on our website and we will change the “Last Updated” date at the top of these T&Cs. Any amended T&Cs shall become effective immediately upon the publication of notice and updated T&Cs on our website. It is your responsibility to regularly check our website for any such notices and updated T&Cs.

20.3	If any term, clause or provision of these T&Cs is found to be illegal, void or unenforceable (in whole or in part), then such term, clause or provision shall be severable from these T&Cs without affecting the validity or enforceability of any remaining part of that term, clause or provision, or any other term, clause or provision of these T&Cs, which shall remain in full force and effect.

20.4	These T&Cs constitute the entire agreement between the Parties in relation to its subject matter. These T&Cs replace and extinguish any and all prior agreements, draft agreements, arrangements, warranties, statements, assurances, representations and undertakings of any nature made by, or on behalf of the Parties, whether oral or written, public or private, in relation to that subject matter.

20.5	You acknowledge that by accepting these T&Cs, you have not relied on any oral or written statements, warranties, assurances, representations or undertakings which were or may have been made by or on behalf of Company in relation to the subject matter of these T&Cs at any time before your acceptance of them (“Pre-Contractual Statements”), other than those set out in these T&Cs. You hereby waive any and all rights and remedies which might otherwise be available in relation to such Pre-Contractual Statements.

20.6	Nothing in these T&Cs shall be deemed to create any form of partnership, joint venture or any other similar relationship between you and Company and/or other individuals or entities involved with the development and deployment of the Smart Contract System and/or the Company Indemnified Parties and/or the Bloom Platform.

20.7	Subject to clause 19, these T&Cs and any dispute or claim arising out of or in connection with their subject matter or formation (including non-contractual disputes and claims) shall be governed by and construed in accordance with Gibraltar Law.

20.8	The Parties irrevocably agree that the Gibraltar courts shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with these T&Cs or their subject matter or formation (including non-contractual disputes and claims).

* * * * * *

Schedule 1

INTENDED FUNCTIONALITY OF BLT ON BLOOM PLATFORM

The Bloom tokens (“BLT”) are utility tokens to be used on the Bloom Platform. BLT are not securities. BLT are not intended for speculative investment. Bloom makes no promises of future performance or future value of BLT. Holding BLT is in no way the equivalent of holding a share in the Company: it does not allow the token holder to participate in Company decision making, profits, revenue share, or otherwise, and BLT or holders of BLT (“BLT Tokenholders”) have no rights in the Company, implied or otherwise.

Importantly, BLT Tokenholders should have no expectation of profiting from their purchase of BLT. BLT are sold as a functional good and all proceeds received by the Company in connection with the operation of its business, including without limitation developing and deploying the Bloom Platform, as well as all proceeds received by the Company in connection with the sale of BLT may be spent freely by Company, absent any conditions or restrictions.

Terms used below and not defined in these T&Cs are taken from the latest version of the Company’s Whitepaper, and are subject to change without notice.

There is a finite supply of BLT Tokens (150,000,000) that are intended to circulate amongst users and within the Bloom Platform continuously. It is not expected that BLT will be ‘burned’ and/or cancelled on the blockchain, and they will therefore operate primarily as (i) reusable ‘in-app currency’; and (ii) a scoring enhancement mechanism on the Bloom Platform.

The intention is to create an internal economy within the Bloom Platform, whereby BLT will be an integral part which drives this ecosystem. BLT will therefore continuously circulate within the Bloom ecosystem and the Bloom Platform, passing from one user to another as a means of consideration for performance of the roles vital to the functioning of the Bloom Platform.

BLT will have the following key functionalities and purposes:

a)	Network Currency: identity attesters and risk assessors on the Bloom network will be able to set prices and receive payment for their services in BLT.

b)	Distributed Scoring Enhancements: BLT will also perform the function of a voting token and serve as a proposal mechanism for instituting changes to the BloomScore phases and algorithms. This proposal mechanism allows Bloom to maintain a credit scoring system that evolves according to the needs of its users. It is important to note that the voting functionality grants holders of BLT no rights in the Company, and BLT are not to be interpreted as shares or an entitlement to shares, voting, management, dividends and/or other rights in respect of securities issued by the Company. Specifically, voting rights granted by BLT on the Bloom Platform will be restricted to those users acting as lenders, identity attesters, and risk assessors, who will be restricted in their exercise of any voting to proposing and voting on the changes they would like to see happen at a credit scoring level and on the Bloom Platform itself. Further, BLT will be allocated in accrediting those performing the role of attesters within the Bloom Platform, who will need to submit proposals to the ecosystem regarding why they are trustworthy, what their business does, and why their data should be included in BloomScores, and users within the ecosystem will be able to review such applications and vote on these using BLT.

c)	Bloom Invitation System: In order to mitigate against the risks of cyber-attacks associated with a network in its infancy, Bloom will have an invitation system in which BLT users will be required to put a fractional amount of BLT up as collateral for users who they invite. This is not collateral to ensure that invited users do not default on loans in one-off instances but rather collateral to serve as protection against a mass-scale network of malicious accounts. It is intended that any BLT collateralized in the invitation system will be returned to the sending users after 6 months. In addition, users of the Bloom Platform (including the Company at its sole discretion) may assign portions of BLT to another user that the receiving user can only use to invite new users to the network (known on the Bloom Platform as a form of “proxy invitation”).

POSSIBILITY OF CHANGE TO THE FUNCTIONALITY OF BLT

PLEASE NOTE THAT WE ARE IN THE PROCESS OF UNDERTAKING A LEGAL AND REGULATORY ANALYSIS OF THE FUNCTIONALITY OF BLT. FOLLOWING THE CONCLUSION OF THIS ANALYSIS, WE MAY DECIDE TO AMEND THE INTENDED FUNCTIONALITY OF BLT IN ORDER TO ENSURE COMPLIANCE WITH ANY LEGAL OR REGULATORY REQUIREMENTS TO WHICH WE OR THE BLT ARE SUBJECT. WE SHALL PUBLISH A NOTICE ON OUR WEBSITE OF ANY CHANGES THAT WE DECIDE TO MAKE TO THE FUNCTIONALITY OF BLT AND IT IS YOUR RESPONSIBILITY TO REGULARLY CHECK OUR WEBSITE FOR ANY SUCH NOTICES.

Schedule 2

Contributor Representations and Warranties

By participating in the Token Sale and sending a contribution to Company, you hereby represent and warrant that:

a)	you have read and understood these T&Cs (including all the Schedules hereto);

b)	you have the necessary authority and consent to accept these T&Cs, to enter into a binding agreement with Company and to perform the obligations set out herein;

c)	the acceptance of these T&Cs and the entry into a binding agreement with Company shall not result in any breach of, be in conflict with, or constitute a material default under: (i) any provision of the Contributor’s constitutional or organizational documents (in the case of a corporate entity including, without limitation, any company or partnership); (ii) any provision of any judgment, decree or order imposed on the Contributor by any court or governmental or regulatory authority; and/or (iii) any material agreement, obligation, duty or commitment to which the Contributor is a party or by which the Contributor is bound;

d)	you have sufficient understanding of the functionality, usage, storage, transmission mechanisms and intricacies associated with cryptographic tokens (like ETH), token storage facilities (including digital token wallets), blockchain technology and blockchain- based software systems;

e)	you have obtained sufficient information about the potential future use and functionality of BLT to make an informed decision to participate in the Token Sale pursuant to these T&Cs;

f)	you understand that BLT confer only a limited potential future right or expectation to use and interact with the Bloom Platform as more particularly described in Schedule 1, and that BLT confer no other rights of any kind with respect to Company and/or the Bloom Platform, including, but not limited to, any voting, distribution, redemption, liquidation, proprietary (including all forms of intellectual property rights), or other financial or legal rights;

g)	if you are an individual, you are at least 18 years of age, you have sufficient legal capacity to accept these T&Cs and to enter into a binding agreement with Company on the terms set out herein;

h)	if you are making a contribution for the acquisition of BLT as a corporate entity, such entity is duly incorporated, registered and validly existing under the applicable laws of the jurisdiction in which the entity is established;

i)	you are making a contribution for the purchase of BLT solely for your own benefit and not for, or for the benefit of, any other person, entity or purpose;

j)	you are making a contribution for the purchase of BLT to support the development, testing, deployment and operation of the Bloom Platform and to potentially use and interact with the Bloom Platform at a future point in time. You are not making a contribution under these T&Cs for any other uses or purposes, including, but not limited to, any investment, speculative or other financial purposes;

k)	any contribution to be made by you for the purchase of BLT is not derived from or related to any unlawful activities, including but not limited to money laundering or terrorist financing activities, and the Contributor shall not use the Tokens to finance, engage in, or otherwise support any unlawful activities;

l)	you shall not use BLT to finance, engage in, or otherwise support any unlawful activities;

m)	the contribution shall be transferred to Company from (i) an Ethereum wallet that: (i) is registered in your name or in the name of a person who is duly authorised by you to send a contribution to Company or is otherwise under your control; and (ii) is not located in or that is not registered in the name of a person located in or resident of any country or territory in which the transactions contemplated by this Agreement is or becomes illegal or any country or territory that has been designated by the Financial Action Task Force as a “non-cooperative country or territory” (each a “Prohibited Jurisdiction”);

n)	making a contribution and receiving BLT under these T&Cs is not unlawful or prohibited under the laws of your jurisdiction or under the laws of any other jurisdiction to which you may be subject and any contribution shall be made in full compliance with applicable laws (including, but not limited to, in compliance with any tax obligations to which you may be subject in any relevant jurisdiction);

o)	you are not a citizen of or resident or domiciled in a Prohibited Jurisdiction or making a contribution for the purchase of BLT from a location in a Prohibited Jurisdiction, nor are you an entity (including, but not limited to, any company or partnership) incorporated, established or registered in or under the laws of a Prohibited Jurisdiction, nor are you making a contribution for the purchase of BLT for or on behalf of any such person or entity;

p)	you are not the subject of any sanctions administered or enforced by any country, government or international authority nor are you resident or established (in the case of a corporate entity) in a country or territory that is the subject of a country-wide or territory-wide sanction imposed by any country or government or international authority.

q)	you will comply with any applicable tax obligations in your jurisdiction arising from your acquisition, storage, sale or transfer of BLT; and

r)	you shall provide the details of an Ethereum wallet that supports the ERC20 token standard (i.e. technically supports the receipt, storage, holding and transfer of tokens such as BLT).

s)	the Contributor understands and accepts the risks of investing in early stage blockchain start-up businesses and acknowledges that these risks are substantial. The Contributor accepts and represents that the any contribution made by the Contributor does not represent a meaningful or substantial proportion of the Contributor’s wealth or net worth, and that the Contributor is willing to accept the risk of loss associated with such contribution or contributions made under the terms of these T&Cs.

t)	the Contributor understands and accepts that on receipt of the Contribution Amount, such contribution shall immediately become the sole and exclusive property of the Company who shall be entitled to apply the contribution towards the development of the Bloom Platform and other business operating expenses. The application of the Contribution Amount shall be determined by the Company acting in its sole and absolute discretion and the Company shall be under no obligation to inform the Contributor or verify to the Contributor how the Contribution Amount is used.

u)	the Contributor understands and agrees that BLT themselves are not securities or commodities and this Agreement does not constitute an option or forward commitment to acquire or receive any securities or commodities or financial instrument of any kind. BLT have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any state or the securities laws of any other jurisdiction, nor is that registration contemplated. The acquisition and delivery of BLT is not subject to the protections of any laws governing securities, commodities or other types of financial instruments, including, without limitation, the protections provided under the Securities Act or comparable state law. Neither the Project Documentation nor these Terms constitute a prospectus or offering document and do not and are not intended to constitute an offer to sell, nor the solicitation of any offer to buy, an investment, a security or a commodity, or an option on or any other right to acquire any such investment, security or commodity. Neither the Project Documentation nor these Terms have been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organisation.

v)	The Contributor acknowledges and agrees that once delivered to the Contributor, BLT may not be sold, assigned, transferred or traded, either directly or beneficially, until the expiration of a restricted period of [number] months following the Token Sale. In addition, the Contributor acknowledges and agrees that BLT may be subject to other restrictions with respect sales, trading, transfers and assignments as provided herein and in these T&Cs, which shall be binding on all holders of BLT including, without limitation, the Contributor.

w)	If you are a natural person domiciled in or a resident of the United States, in each of the prior two years from the date of these T&Cs, you have earned income that exceeded USD $200,000 (or USD $300,000 together with a spouse), and reasonably expect to earn not less than such amount for the current year, or you have a net worth over USD $1,000,000 (excluding the value of the your primary residence).

Schedule 3

RISK FACTORS

1.	Risk of software weaknesses: because BLT, the Smart Contract System and the Bloom Platform are based on the Ethereum protocol, any malfunction, breakdown or abandonment of the Ethereum protocol may have a material adverse effect on BLT, the Smart Contract System and/or the Bloom Platform. Moreover, advances in cryptography, or technical advances such as the development of quantum computing, could present risks to the BLT (including the utility of BLT for obtaining services), the Smart Contract System and/or the Bloom Platform, by rendering ineffective the cryptographic consensus mechanism that underpins the Ethereum protocol. The Smart Contract System concept, the underlying software application and software platform (i.e. the Ethereum blockchain) is still in an early development stage and unproven. There is no warranty or assurance that the process for creating BLT will be uninterrupted or error-free and why there is an inherent risk that the software could contain defects, weaknesses, vulnerabilities, viruses or bugs causing, inter alia, the complete loss of contributions and/or BLT.

2.	Regulatory risk: blockchain technology allows new forms of interaction and it is possible that certain jurisdictions will apply existing regulations on, or introduce new regulations addressing, blockchain technology based applications, which may be contrary to the current setup of the Smart Contract System and which may, inter alia, result in substantial modifications to the Smart Contract System and/or the Bloom Platform, including its termination and the loss of BLT for the Contributor. Additionally, regulation of proposed activities of the Bloom Platform, including without limitation the Bloom Platform, is currently uncertain. It is not known what regulatory framework the Bloom Platform and associated activities will be subject to, the nature and obligations that will be imposed on Company in order to comply with any such regulatory framework or when/if Company will even be able to apply to be regulated, or successfully obtain the necessary licences so that it may lawfully carry out its proposed business activities.

3.	Risks associated with uncertain regulations and enforcement actions: the regulatory status of BLT and distributed ledger technology is unclear or unsettled in many jurisdictions. It is difficult to predict how or whether regulatory authorities may apply existing regulation with respect to such technology and its applications, including specifically (but without limitation to) the Bloom Platform and BLT. It is likewise difficult to predict how or whether any legislative or regulatory authorities may implement changes to law and regulation affecting distributed ledger technology and its applications, including specifically (but without limitation to) the Bloom Platform and BLT. Regulatory actions could negatively impact the Bloom Platform (including, but without limitation to, the Bloom Platform) and BLT in various ways, including, for purposes of illustration only, through a determination that BLT are a regulated financial instrument that requires registration or licensing. Company may cease operations in a jurisdiction in the event that regulatory actions, or changes to law or regulation, make it illegal to operate in such jurisdiction, or commercially undesirable to obtain the necessary regulatory approval(s) to operate in such jurisdiction.

4.	Risk of abandonment / lack of success: the creation and issue of BLT and the development of the Bloom Platform (including but without limitation to, the Bloom Platform) may be abandoned for a number of reasons, including lack of interest from the public, lack of funding, lack of commercial success or prospects (e.g. caused by competing projects). There is no assurance that, even if any such Bloom Platform is partially or fully developed and launched, you will receive any benefits through BLT that you hold.

5.	Risk associated with other applications: the Bloom Platform may give rise to other, alternative projects, promoted by unaffiliated third parties, under which BLT will have no intrinsic value. This means that competitors may produce platforms that compete with the Bloom Platform and may not accept BLT as payment for services within such platforms; further, such platforms may become more popular and have greater success than the Bloom Platform.

6.	Risks associated with markets for BLT: the Company may not enable or otherwise facilitate any secondary speculative trading or any such external valuation of BLT. This may restrict the contemplated avenues for using BLT to the token functionality described in Schedule 1 and could therefore create illiquidity risk with respect to any BLT you own. Even if secondary trading of BLT is facilitated by third-party exchanges, such exchanges may be relatively new and subject to little or no regulatory oversight, making them more susceptible to fraud or manipulation. Furthermore, to the extent that third parties do ascribe an external exchange value to BLT (e.g. as denominated in a crypto or fiat currency), such value may be extremely volatile and diminish to zero. If you are purchasing the BLT as a form of investment on a speculative basis or otherwise, or for a financial purpose, with the expectation or desire that their inherent, intrinsic or cash-equivalent value may increase with time, you assume all risks associated with such speculation or actions, and any errors associated therewith, and accept that the BLT are not offered by the Company or its affiliates on an investment basis. You further acknowledge that any funds you consider to be invested in the Company, or the BLT will not be protected, guaranteed or reimbursed by any governmental, regulatory or other entity, and will not, for instance be guaranteed by the Gibraltar Deposit Guarantee Scheme, the Gibraltar Investor Compensation Scheme, and is unlikely to be protected by any equivalent scheme in a jurisdiction outside of Gibraltar.

7.	Risk of losing access to tokens due to loss of private key(s), custodial error or your error: BLT can only be accessed by using an Ethereum wallet with a combination of the Contributor’s account information (address), private key and password. The private key is encrypted with a password. You acknowledge, understand and accept that if your private key or password gets lost or stolen, the obtained BLT associated with your Ethereum wallet address may be unrecoverable and permanently lost. Additionally, any third party that gains access to your private key, including by gaining access to the login credentials relating to your Ethereum wallet, may be able to misappropriate your BLT. Any errors or malfunctions caused by or otherwise related to the digital wallet or vault you choose to receive and store BLT, including your own failure to properly maintain or use such digital wallet or vault, may also result in the loss of your BLT.

8.	Risk of theft: the Smart Contract System concept, the underlying software application and software platform (i.e. the Ethereum blockchain) may be exposed to attacks by hackers or other individuals including, but not limited to, malware attacks, denial of service attacks, consensus- based attacks, Sybil attacks, smurfing and spoofing. Any such successful attacks could result in theft or loss of contributions or BLT, adversely impacting the ability to develop the Bloom Platform and derive any usage or functionality from BLT. Furthermore, because the Bloom Platform is based on open-source software, there is a risk that a third party or a member of the Company team may intentionally or unintentionally introduce weaknesses or defects into the core infrastructure of the Bloom Platform, which could negatively affect the Bloom Platform and BLT.

9.	Risk of Ethereum mining attacks: as with other cryptocurrencies, the blockchain used for the Smart Contract System is susceptible to mining attacks, including but not limited to double- spend attacks, majority mining power attacks, “selfish-mining” attacks, and rare condition attacks. Any successful attacks present a risk to the Smart Contract System, expected proper execution and sequencing of token transactions, and expected proper execution and sequencing of contract computations. You understand and accept that the network of miners will ultimately be in control of the delivery of the BLT via the Smart Contract System, and that a majority of miners could agree at any point to make changes, updates, modifications to, or effect a deletion or destruction of the Smart Contract System, and that such a scenario could lead to the BLT losing intrinsic value and/or functionality.

10.	Risk of incompatible wallet service: the wallet or wallet service provider used to receive BLT must to conform to the ERC20 token standard in order to be technically compatible with BLT. The failure to ensure such conformity may have the result that Contributor will not gain access to his BLT.

11.	Risk of hard-fork: the Bloom Platform will need to go through substantial development works as part of which it may become the subject of significant conceptual, technical and commercial changes before release. As part of the development, an upgrade to BLT may be required (hard- fork of BLT) and that, if you decide not to participate in such upgrade, you may no longer be able to use your BLT and any non-upgraded BLT may lose its functionality in full.

12.	Risk of uninsured losses: unlike bank accounts or accounts at some other financial institutions, BLT are uninsured unless you specifically obtain private insurance to insure them. Thus, in the event of loss or loss of utility value, there is no public insurer or private insurance arranged by us, to offer recourse to you.

13.	Risks arising from taxation: the tax characterization of BLT is uncertain. You must seek your own tax advice in connection with acquisition, storage, transfer and use of BLT, which may result in adverse tax consequences to you, including, without limitation, withholding taxes, transfer taxes, value added taxes, income taxes and similar taxes, levies, duties or other charges and tax reporting requirements.

14.	Risk of an unfavourable fluctuation of Ethereum and other currency value: Company intends to use the contributions received to promote the development of BLT, the Bloom Platform and various other operating expenses. The contributions received will be denominated in ETH, and may be converted into other cryptographic and fiat currencies. If the value of ETH or other currencies fluctuates unfavourably during or after the Contribution Period, Company may not be able to fund the development of, or may not be able to maintain, the Bloom Platform in the manner that it intended.

15.	Risk of dissolution of the Company or network: it is possible that, due to any number of reasons, including, but not limited to, an unfavourable fluctuation in the value of ETH (or other cryptographic and fiat currencies), decrease in BLT utility due to negative adoption of the Bloom Platform, the failure of commercial relationships, or intellectual property ownership challenges, the Bloom Platform may no longer be viable to operate and the Company may dissolve.

16.	Risks arising from lack of governance rights: because BLT confer no governance rights of any kind with respect to the Bloom Platform or Company; all decisions involving Company (including to sell or liquidate Company) will be made by Company acting in its sole and absolute discretion, and all decisions involving the Bloom Platform including, but not limited to, decisions to discontinue the Bloom Platform, to create and issue more BLT, will be made by the Company. These decisions could adversely affect the Bloom Platform and/or BLT you hold.

17.	Risks arising from the market in which the Bloom Platform operates: the credit scoring market, and by extension the Bloom Platform, is subject to a variety of federal, state and international laws and regulations, including those with respect to consumer credit, KYC/AML and customer due diligence procedures, privacy and data protection, consumer protection, data security, and others. These laws and regulations, and the interpretation or application of these laws and regulations, could change. In addition, new laws or regulations affecting the Bloom Platform could be enacted, which could impact the utility of BLT in the Bloom Platform. Additionally, Bloom Platform users are subject to or may be adversely affected by industry specific laws and regulations or licensing requirements. If any of these parties fails to comply with any of these licensing requirements or other applicable laws or regulations, or if such laws and regulations or licensing requirements become more stringent or are otherwise expanded, it could adversely impact the Bloom Platform and the BLT, including its functionality to obtain or provide services within the Bloom Platform.

18.	Risks associated with the development and maintenance of the Bloom Platform: the Bloom Platform is still under development and may undergo significant changes over time. Although we intend for the BLT and Bloom Platform to function as described in Schedule 1, and intend to take commercially reasonable steps toward those ends, we may have to make changes to the specifications of the BLT or the Bloom Platform for any number of legitimate reasons. Moreover, we have no control over how other participants will use the Bloom Platform, what products or services will be offered through the Bloom Platform by third parties, or how third-party products and services will utilize BLT (if at all). This could create the risk that the BLT or Bloom Platform, as further developed and maintained, may not meet your expectations at the time of purchase. Furthermore, despite our good faith efforts to develop and participate in the Bloom Platform, it is still possible that the Bloom Platform will experience malfunctions or otherwise fail to be adequately developed or maintained, which may negatively impact the Bloom Platform and BLT, and the potential utility of the BLT, including the utility of the BLT for obtaining services and/or offering rewards and/or being used in the manner intended at the time of the Token Sale.

19.	Risk of Competing Platforms: It is possible that alternative platforms could be established that utilize the same open source code and protocol underlying the Bloom Platform and attempt to facilitate services that are materially similar to the services offered by or within the Bloom Platform. The Bloom Platform may compete with these alternatives, which could negatively impact the Bloom Platform and BLT, including the utility of the BLT for obtaining services offered by or within the Bloom Platform.

20.	Unanticipated Risks: cryptographic tokens such as BLT are a new and untested technology. In addition to the risks set out in this Schedule 3, there are other risks associated with your acquisition, storage, transfer and use of BLT, including those that Company may not be able to anticipate. Such risks may further materialize as unanticipated variations or combinations of the risks set out in this Schedule 3.